                                                                    EXHIBIT 2.19

                          CADENCE DESIGN SYSTEMS, INC.

                  OFFER TO EXCHANGE OUTSTANDING TALITY OPTIONS
                               FOR CADENCE OPTIONS

              THE OFFER EXPIRES AT 12:00 MIDNIGHT, CALIFORNIA, USA
            TIME, ON DECEMBER 21, 2001, UNLESS THE OFFER IS EXTENDED.

        Cadence Design Systems, Inc., which we refer to as "we," "the company" or "Cadence," is offering employees and directors of Tality, LP, Tality Holdings, Inc., Tality Corporation, Tality Canada Corporation, Tality UK, Ltd. and Tality India Services Private Limited the opportunity to exchange outstanding stock options of Tality Holdings, Inc. (the "Tality Options") for Cadence Options to purchase shares of our common stock (the "Cadence Options"). If you wish to accept this offer, you must elect to exchange all of your Tality Options. No partial elections to exchange will be accepted.

        We are making this offer upon the terms and subject to the conditions described in this "Offer to Exchange," the related cover letter and attached "Summary of Terms" (which together, as they may be amended from time to time, constitute the "offer"). This offer is not conditioned upon a minimum number of option holders accepting the offer or a minimum number of options exchanged. This offer, however , is subject to conditions that we describe below in section 6 of this Offer to Exchange, which follows the Summary Term Sheet.

        Who Can Participate in the Exchange? Any holder of Tality options who has received this offer package, provided such holder remains employed by Tality Holdings, Inc. or its affiliates through the expiration of this Offer to Exchange, may exchange all of his or her Tality option grants.

        How Many Cadence Options Will I Receive? If you accept our offer, we will grant you Cadence options to purchase that number of shares of common stock which is equal to the number of shares of common stock subject to the Tality Options you elect to exchange and that we accept multiplied by the ratio of (i) $6.10 divided by (ii) the closing price of Cadence common stock on the New York Stock Exchange on December 21, 2001 multiplied by a factor. If you had unvested Cadence options at the time your Tality options were granted or have been granted Cadence options since receiving your Tality option grant, your factor is
1.0. If you did not have unvested Cadence options at the time your Tality options were granted or have not been granted Cadence options since receiving your Tality option grant, your factor is 1.5. For example, if you hold a Tality Option to purchase 1,000 shares and on December 21, 2001 the closing price of Cadence common stock is $25.00, and you hold unvested Cadence options (or have held unvested Cadence options on or since July 13, 2000), you will receive a Cadence Option to purchase 244 shares of Cadence common stock. If you do not hold unvested Cadence options (and have not held unvested Cadence options since July 13, 2000), you will receive a Cadence Option to purchase 366 (244 x 1.5) shares of Cadence common stock. The first part of the formula ensures that former Tality option holders hold equity with equivalent value before and after the exchange. The exact number of shares subject to the Tality Options that you have now is set forth in the enclosed Election Form. Review the Election Form now and contact

Elizabeth Villalobos, at the address and number below or your group Human Resources representative, if you have any questions.

        What is the Exercise Price Per Share of the Cadence Options? If you exchange Tality options that were granted on or before April 15, 2001, each Cadence option you receive will have an exercise price equal to the product of
1.025 multiplied by the closing sale price of one share of Cadence common stock as reported by the New York Stock Exchange on the expiration date of the offer, which shall be December 21, 2001, unless the offer is extended resulting in a later expiration date. If you exchange Tality options that were granted after April 15, 2001, each Cadence option will have an exercise price equal to the closing sale price of one share of Cadence common stock as reported by the New York Stock Exchange on the expiration date of the offer, which shall be December 21, 2001, unless the offer is extended resulting in a later expiration date.

        What is the Vesting Period and Term of the Cadence Options? Each new Cadence option granted in exchange for Tality options will be subject to 25% cliff vesting after one year from the date of grant of the original Tality Option, then vest ratably over the following thirty-six (36) months. Note that each Cadence Option will have the same vesting commencement date as the Tality Option it is replacing. Each Cadence Option will have a term that expires on the same ten year anniversary expiration date as the Tality Option it is replacing.

        What does the Company Recommend that I Do? Although the Tality board of directors has approved Cadence making this offer, neither Tality nor its board of directors makes any recommendation as to whether you should elect to exchange or refrain from electing to exchange your options. You must make your own decision whether to elect to exchange options. Our board of directors recognizes that the decision to accept the offer is an individual one that should be based on a variety of factors and you should consult with your personal financial and tax advisors if you have questions about your financial or tax situation.

        Shares of our common stock are quoted on the New York Stock Exchange under the symbol "CDN." On November 23, 2001, the closing price of the Cadence common stock on the New York Stock Exchange was $23.09 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your Tality Options.

        You should direct questions about this offer or requests for assistance or for additional copies of the Offer to Exchange or the cover letter with the Summary of Terms to Elizabeth Villalobos by phone (408-944-7835) or e-mail (lizv@cadence.com), or your group Human Resources representative.

                                    IMPORTANT

        Regardless of whether you accept or reject this offer, you must complete and sign the Election Form and return it to Elizabeth Villalobos before 12:00 midnight, California USA time, on December 21, 2001, unless the offer is extended. You do not need to return any other documents relating to your Tality Options to effectively elect to accept this offer.



        We have not authorized any person to make any recommendation on our behalf as to whether you should elect to exchange or refrain from electing to exchange your options pursuant to the offer. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the offer other than the information and representations contained in this document or in the related Election Form. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.


                                       3
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                                TABLE OF CONTENTS

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SUMMARY TERM SHEET..........................................................................7

        Q1.    WHAT SECURITIES ARE WE OFFERING TO ACQUIRE AND EXCHANGE?.....................7

        Q2.    WHAT WILL BE THE PER SHARE EXERCISE PRICE OF THE CADENCE OPTIONS?............7

        Q3.    WHEN WILL THE CADENCE OPTIONS VEST?..........................................7

        Q4.    WHY ARE WE MAKING THE OFFER?.................................................8

        Q5.    ARE THERE CONDITIONS TO THE OFFER?...........................................8

        Q6.    ARE THERE ANY ELIGIBILITY REQUIREMENTS I MUST SATISFY IN ORDER
               TO RECEIVE THE CADENCE OPTIONS?..............................................8

        Q7.    HOW MANY CADENCE OPTIONS WILL I RECEIVE IN EXCHANGE FOR THE
               OPTIONS I ELECT TO EXCHANGE?.................................................8

        Q8.    WHEN WILL I RECEIVE MY CADENCE OPTIONS?......................................9

        Q9.    WHEN WILL THE CADENCE OPTIONS EXPIRE?........................................9

        Q10.   WILL I HAVE TO WAIT LONGER TO PURCHASE COMMON STOCK UNDER MY
               CADENCE OPTIONS THAN I WOULD UNDER THE OPTIONS I EXCHANGE?...................9

        Q11.   IF I ELECT TO EXCHANGE TALITY OPTIONS, DO I HAVE TO EXCHANGE
               ALL OF MY TALITY OPTIONS OR CAN I JUST EXCHANGE SOME OF THEM?...............10

        Q12.   WILL I HAVE TO PAY TAXES IF I EXCHANGE MY OPTIONS IN THE OFFER?.............10

        Q13.   IF I ELECT TO EXCHANGE OPTIONS IN THE OFFER, WILL I BE ELIGIBLE
               TO RECEIVE OTHER OPTION GRANTS BEFORE I RECEIVE MY CADENCE OPTIONS?.........10

        Q14.   WHEN DOES THE OFFER EXPIRE? CAN THE OFFER BE EXTENDED, AND IF
               SO, HOW WILL I KNOW IF IT IS EXTENDED?......................................10

        Q15.   WHAT DO I NEED TO DO?.......................................................10


                                       4
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                                TABLE OF CONTENTS
                                   (CONTINUED)
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        Q16.   ONCE ACCEPTED, MAY I CHANGE MY PREVIOUS ELECTION?...........................11

        Q17.   WHAT HAPPENS TO MY OPTIONS IF I DO NOT ACCEPT THE OFFER OR
               IF MY OPTIONS ARE NOT ACCEPTED FOR EXCHANGE?................................11

        Q18.   WHAT DO WE AND OUR BOARD OF DIRECTORS THINK OF THE OFFER?...................11

        Q19.   WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER TO EXCHANGE?..........11

        1.     NUMBER OF OPTIONS; EXPIRATION DATE; WAIVER OF CLAIMS........................13

        2.     PURPOSE OF THE OFFER........................................................14

        3.     PROCEDURES..................................................................15

        4.     NO REVOCATION...............................................................15

        5.     ACCEPTANCE OF OPTIONS FOR EXCHANGE AND CANCELLATION, AND ISSUANCE
               OF NEW OPTIONS..............................................................16

        6.     CONDITIONS OF THE OFFER.....................................................16

        7.     PRICE RANGE OF COMMON STOCK UNDERLYING THE OPTIONS..........................18

        8.     SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF CADENCE OPTIONS................18

        9.     INFORMATION CONCERNING CADENCE DESIGN SYSTEMS, INC..........................20

        10.    INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS
               CONCERNING THE OPTIONS......................................................21

        11.    LEGAL MATTERS; REGULATORY APPROVALS.........................................21

        12.    MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES, U.K. PAYE AND
               NATIONAL INSURANCE CONTRIBUTIONS AND CERTAIN CANADIAN FEDERAL
               INCOME TAX CONSEQUENCES.....................................................22

        13.    EXTENSION OF THE OFFER; TERMINATION; AMENDMENT..............................24

        14.    FEES AND EXPENSES...........................................................25

        15.    ADDITIONAL INFORMATION......................................................25


                                       5
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                                TABLE OF CONTENTS
                                   (CONTINUED)
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        16.    FORWARD LOOKING STATEMENTS; MISCELLANEOUS...................................26


ANNEX A CADENCE DESIGN SYSTEMS, INC. 2000 ANNUAL REPORT ON FORM 10-K AND
    QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED SEPTEMBER 29, 2001

ANNEX B CADENCE DESIGN SYSTEMS, INC. 2001 PROXY STATEMENT

ANNEX C CADENCE DESIGN SYSTEMS, INC. AMENDED AND RESTATED  2000 NONSTATUTORY
    EQUITY INCENTIVE PLAN

                               SUMMARY TERM SHEET

        The following are answers to some of the questions that you may have about this offer. We urge you to carefully read the remainder of this Offer to Exchange and the accompanying cover letter because the information in this summary is not complete. We have included references to the relevant sections of this Offer to Exchange where you can find a more complete description of the topics in this summary.

Q1.     WHAT SECURITIES ARE WE OFFERING TO ACQUIRE AND EXCHANGE?

        We are offering to acquire and exchange substantially all outstanding stock options of Tality Holdings, Inc. that are outstanding under its option plans held by current Tality employees.

Q2.     WHAT WILL BE THE PER SHARE EXERCISE PRICE OF THE CADENCE OPTIONS?

        Each Cadence Option received for Tality options granted on or before April 15, 2001 will have an exercise price equal to the product of 1.025 multiplied by the closing sale price of one share of Cadence common stock as reported by the New York Stock Exchange on the expiration date of this Offer to Exchange, which is December 21, 2001, unless the Offer to Exchange is extended, resulting in a later expiration date. The reason this multiplier must be applied is because the current fair market value of each Tality share of common stock is less than the exercise price of options granted on or before April 15, 2001 ($6.10 current fair market value vs. $6.25 exercise price). The multiplier will result in the intrinsic value of the options received being equal to the intrinsic value of the options surrendered in the exchange. See the example in question 7 below.

        Each Cadence Option received for Tality options granted after April 15, 2001 will have an exercise price equal to the closing sale price of one share of Cadence common stock as reported by the New York Stock Exchange on the expiration date of this Offer to Exchange, which is December 21, 2001, unless the Offer to Exchange is extended, resulting in a later expiration date. No multiplier must be applied in the instance of Tality options granted after April 15, 2001 as those options were granted at $6.10, which is equal to the current per share value of Tality common stock.

Q3.     WHEN WILL THE CADENCE OPTIONS VEST?

        Each new Cadence option granted in exchange for Tality options will be subject to 25% cliff vesting after one year from the date of grant of the original Tality Option, then vest ratably over the following thirty-six (36) months. Note that each Cadence Option will have the same vesting commencement date as the Tality Option it is replacing. Each Cadence Option will have a term that expires on the same ten year anniversary expiration date as the Tality Option it is replacing.

Q4.     WHY ARE WE MAKING THE OFFER?

        Because we believe in the importance of equity ownership by employees and Tality service providers, and in light of the withdrawal of the registration statement for Tality Corporation's initial public offering, Tality and Cadence decided to make available this option exchange program. This program encourages employee ownership in Cadence and allows employees greater liquidity by allowing Tality Option holders to exchange their current Tality Options for Cadence Options, subject to terms, conditions and consequences described in this Offer to Exchange.

Q5.     ARE THERE CONDITIONS TO THE OFFER?

        The offer is subject to a number of conditions, including the conditions described in Section 1 below. However, the offer is not conditioned on a minimum number of option holders accepting the offer or a minimum number of options being exchanged. Any holder of a Tality Option must exchange his or her Tality Option, on an all-or-nothing basis, for a new Cadence option grant. Any such holder must also agree to waive claims against Cadence, Tality Holdings, Inc., Tality Transition Corporation, Tality Corporation, Tality, LP, Tality Canada Corporation, Tality UK, Ltd. and Tality India Services Private Limited relating to the offer and his or her ownership of Tality Corporation equity.

Q6. ARE THERE ANY ELIGIBILITY REQUIREMENTS I MUST SATISFY IN ORDER TO RECEIVE THE CADENCE OPTIONS?

        Any holder of Tality options who has received this offer package, provided such holder remains employed by Tality Holdings, Inc. or its affiliates through the expiration of this Offer to Exchange, may exchange all of his or her Tality option grants.

Q7. HOW MANY CADENCE OPTIONS WILL I RECEIVE IN EXCHANGE FOR THE OPTIONS I ELECT TO EXCHANGE?

        If you accept our offer, we will grant you Cadence Options to purchase that number of shares of Cadence common stock which is equal to the number of shares of Tality Corporation Class A common stock subject to the Tality Options multiplied by the ratio of (i) $6.10 divided by (ii) the closing price of Cadence common stock on the NYSE on December 21, 2001 multiplied by a factor. If you had unvested Cadence options at the time your Tality options were granted or have had unvested options since receiving your Tality option grant, your factor is 1.0. If you did not have unvested Cadence options at the time your Tality options were granted or have not been granted Cadence options since receiving your Tality option grant, your factor is 1.5. The exact number of shares subject to Tality Options that you have now is set forth in the enclosed Election Form. The example below illustrates the exchange calculation. You may wish to refer to question 2 when reviewing the example.

        Assume you hold a Tality Option to purchase 1,000 shares at an exercise price of $6.25 per share and the option grant was made on July 13, 2000. Further assume that you received another Tality Option to purchase 1,000 shares, also at an exercise price of $6.25 per share, on April 1, 2001. You had unvested Cadence Options on July 13, 2000. Also assume that the closing price of Cadence common stock at the expiration of the offer is $25.00. In order to participate in the offer, you would need to elect to exchange both options for cancellation. You would receive two Cadence Options: (i) one to purchase 244 shares of Cadence common stock at $25.61 per share; and (ii) the other to purchase 244 shares, also at an exercise price of $25.61 per share. The Cadence Options you receive will be subject to 25% cliff vesting after one year from the date of grant of the original Tality Options, then vesting ratably over the following thirty-six (36) months. Your Cadence Options would have the same vesting commencement date and termination date as the original Tality Options. Therefore, the first set of options above will have a vesting period with reference to July 13, 2000 and the second set of options above will have a vesting period with reference to April 1, 2001.

        Assume the same facts above except that you did not have unvested Cadence options on July 13, 2000 or any date prior to the exchange. You would receive two Cadence Options: (i) one to purchase 366 (244 x 1.5) shares of Cadence common stock at $25.61 per share; and (ii) the other to purchase 366 (244 x 1.5) shares, also at an exercise price of $25.61 per share. The Cadence Options you receive will be subject to 25% cliff vesting after one year from the date of grant of the original Tality Options, then vesting ratably over the following thirty-six (36) months. Your Cadence Options would have the same vesting commencement date and termination date as the original Tality Options. Therefore, the first set of options above will have a vesting period with reference to July 13, 2000 and the second set of options above will have a vesting period with reference to April 1, 2001.

Q8.     WHEN WILL I RECEIVE MY CADENCE OPTIONS?

        We expect that the Cadence Options will be granted, and any vested Cadence Options will be exercisable, on the date that we accept the offer. The Cadence Options will be exercisable through Elizabeth Villalobos, the Cadence Stock Plan Administrator, once you receive your Cadence Option Agreement. We expect to distribute the Cadence Option Agreements within three weeks following the expiration of the offer.

Q9.     WHEN WILL THE CADENCE OPTIONS EXPIRE?

        The Cadence Options will expire on the same expiration date of the Tality Option(s) which you elected to exchange.

Q10. WILL I HAVE TO WAIT LONGER TO PURCHASE COMMON STOCK UNDER MY CADENCE OPTIONS THAN I WOULD UNDER THE OPTIONS I EXCHANGE?

        Each new Cadence option granted in exchange for Tality options will vest as to 25% after one year from the date of grant of the original Tality option, then ratably over the following thirty-six (36) months. Note that your vesting commencement date will also remain the same for each of your new Cadence options.

Q11. IF I ELECT TO EXCHANGE TALITY OPTIONS, DO I HAVE TO EXCHANGE ALL OF MY TALITY OPTIONS OR CAN I JUST EXCHANGE SOME OF THEM?

        You must exchange all of your Tality Options in order to participate. If you have more than one Tality Option grant, then you must exchange all of these option grants.

Q12.    WILL I HAVE TO PAY TAXES IF I EXCHANGE MY OPTIONS IN THE OFFER?

        If you accept the Offer to Exchange, you will not recognize income for U.S. federal income tax purposes at the time of the exchange and at the time we grant new options to you. We strongly recommend that you consult with your own tax advisor to determine the tax consequences of accepting the offer. If you are an employee based outside of the United States, we recommend that you consult with your own tax advisor to determine the tax and related consequences of this transaction under the laws of the country in which you live and work and the specific tax consequences to you. (See Section 12 below)

Q13. IF I ELECT TO EXCHANGE OPTIONS IN THE OFFER, WILL I BE ELIGIBLE TO RECEIVE OTHER OPTION GRANTS BEFORE I RECEIVE MY CADENCE OPTIONS?

        We intend to continue to review the option grants of all employees and other service providers from time to time as part of our normal compensation program.

Q14. WHEN DOES THE OFFER EXPIRE? CAN THE OFFER BE EXTENDED, AND IF SO, HOW WILL I KNOW IF IT IS EXTENDED?

        This Offer to Exchange expires on December 21, 2001, at 12:00 midnight, California USA time, unless we extend it.

        Although we do not currently intend to do so, we may, in our discretion, extend the offer at any time. If we extend the offer, we will publicly announce the extension no later than 9:00 a.m., California USA time, on the next business day following the previously scheduled expiration of the offer period. If the offer is extended, then the grant date of the Cadence Options will also be extended. (See Section 13 below)

Q15.    WHAT DO I NEED TO DO?

        Whether you accept the offer or not, you need to make your election and sign the Election Form and deliver it to Elizabeth Villalobos, Cadence's Stock Plan Administrator, before 12:00 midnight, California USA time, on December 21, 2001, unless we extend the offer. If you do not sign and deliver the Election Form before the Offer to Exchange expires, it will have the same effect as if you rejected the offer. The contact information for Elizabeth Villalobos is listed under Question 23 and on the Election Form, but if you have questions about delivery, you may contact Elizabeth by phone (408-944-7558) or via e-mail (lizv@cadence.com), or your group Human Resources representative.

        You should review the Offer to Exchange, the cover letter and Summary of Terms, the Election Form and all of their attachments before making your election. We will only accept a paper (including fax) copy of your Election Form. Delivery by e-mail will not be accepted. If you are not in Tality Corporation's San Jose offices, we recommend that you use registered mail, with return receipt requested, or discuss delivery methods with your group Human Resources Representative. In all cases, you should allow sufficient time to ensure timely delivery.

        We may reject any Tality Options to the extent that we determine the Election Form is not properly signed and completed or to the extent that we determine it would be unlawful to accept the options. Although we may later extend, terminate or amend the offer, we currently expect to accept all properly exchanged options promptly after this Offer to Exchange expires. If you do not sign and deliver the Election Form before the Offer to Exchange expires, it will have the same effect as if you rejected the offer.

Q16.    ONCE ACCEPTED, MAY I CHANGE MY PREVIOUS ELECTION?

        No. Once your acceptance to the Offer to Exchange is received by Cadence, you may not revoke your acceptance. If you reject the Offer to Exchange, you may change your election to accept the Offer to Exchange on or before December 21, 2001, the expiration date, unless the offer is extended.

Q17. WHAT HAPPENS TO MY OPTIONS IF I DO NOT ACCEPT THE OFFER OR IF MY OPTIONS ARE NOT ACCEPTED FOR EXCHANGE?

        Nothing. If you do not accept the offer, or if we do not accept the options you elect to exchange, you will keep all of your current options, and you will not receive any Cadence Options. All of your Tality options will retain their current exercise price and current vesting schedule. Tality Options that not exchanged will not be registered under the Securities Act of 1933, and therefore will not constitute liquid securities before any initial public offering of Tality Holdings, Inc.

Q18.    WHAT DO WE AND OUR BOARD OF DIRECTORS THINK OF THE OFFER?

        Although both the Cadence and Tality boards of directors have approved Cadence making this offer, neither we nor our board of directors makes any recommendation as to whether you should elect to exchange or refrain from electing to exchange your options. You must make your own decision whether to elect to exchange options. Our board of directors recognizes that the decision to accept the offer is an individual one that should be based on a variety of factors and you should consult with your personal financial or tax advisors if you have questions about your financial or tax situation.

Q19.    WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER TO EXCHANGE?

        For additional information or assistance, you should contact Cadence Design Systems, Inc., Stock Administration, Attn: Elizabeth Villalobos, 2655 Seely Avenue, Building 5, San Jose,

California 95134, Tel: (408) 944-7813, Fax: (408) 944-7835, e-mail
lizv@cadence.com, or your group Human Resources representative

                                    THE OFFER

1.      NUMBER OF OPTIONS; EXPIRATION DATE; WAIVER OF CLAIMS.

        We are offering to exchange Cadence Options to purchase common stock in return for substantially all Tality Options that are properly elected for exchange before the "expiration date" as defined below.

        We will grant you Cadence Options to purchase that number of shares of common stock which is equal to the number of shares of Class A common stock subject to the Tality Options you elect to exchange and we accept multiplied by the ratio of (i) $6.10 divided by (ii) the closing price of Cadence common stock on the NYSE on December 21, 2001 multiplied by a factor. If you had unvested Cadence options at the time your Tality options were granted or have been granted Cadence options since receiving your Tality option grant, your factor is
1.0 If you did not have unvested Cadence options at the time your Tality options were granted or have not been granted Cadence options since receiving your Tality option grant, your factor is 1.5. For example, if you hold a Tality Option to purchase 1,000 shares and on December 21, 2001 the closing price of Cadence common stock is $25.00, you will receive a Cadence Option to purchase 244 shares of Cadence common stock, if you have (or have had since July 12, 2000) unvested Cadence options. If do not have (and have not had since July 12,
2000) Cadence unvested options, you will receive a Cadence Option to purchase 366 shares of Cadence common stock. The exact number of shares subject to the Tality Options that you have now is set forth in the enclosed Election Form. Each new Cadence option granted in exchange for Tality options will vest as to 25% after one year from the date of grant of the original Tality option, then ratably over the following thirty-six (36) months. Note that your vesting commencement date and termination date will also remain the same for each of your new Cadence options.

        All Cadence Options will be issued under the Cadence Design Systems Amended and Restated 2000 Nonstatutory Equity Incentive Plan (as applicable, the "option plan"), and pursuant to a Cadence Option agreement between you and us. The Cadence Options will be "nonqualified options," meaning that they will not be "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code.

        The term "expiration date" means 12:00 midnight, California USA time, on December 21, 2001, unless and until we, in our discretion, extend the period of time during which the offer will remain open, in which event the term "expiration date" refers to the latest time and date at which the offer, as so extended, expires. See section 13 below for a description of our rights to extend, delay, terminate or amend the offer.

        We will notify you if we decide to take any of the following actions:

        - increasing or decreasing what we will give you in exchange for your options; or

        -  changing the class of options eligible to be exchanged in the offer.

        If the offer is scheduled to expire within ten business days from the date we notify you of such an increase or decrease, we will also extend the offer so that the offer remains open for a period of ten business days after the date the notice is published.

        For purposes of the offer, a "business day" means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, California USA time, of such day.

        In addition to the other conditions to this Offer to Exchange, your acceptance of the offer is conditioned upon your agreement to waive and release Cadence, Tality Holdings, Inc., Tality Transition Corporation, Tality Corporation, Tality, LP, Tality Canada Corporation, Tality UK, Ltd. and Tality India Services Private Limited and their respective officers, directors, agents, servants, employees, attorneys, stockholders, successors, assigns and other affiliates (the "Releasees") from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys' fees, damages, indemnities and obligations of every kind and nature, in law, equity or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, directly or indirectly arising out of or in any way connected with the grant to you of Tality Options or the offer, the transactions contemplated by the offer, and issuance of stock or stock options, or any other ownership interests in Tality Corporation, including but not limited to, all such claims and demands pursuant to any federal, state or local law, statute, or causes of action under securities law, contract law or tort law; or any related events, acts or conduct at any time prior to and including the date of execution of your acceptance of the offer.

        In addition, by accepting the offer, you understand and agree that the release of claims described above includes claims which may be unknown to you at present, and that you have read and understand Section 1542 of the California Civil Code, which reads as follows: "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM, MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR." By accepting the offer, you will waive and relinquish any and all rights under Section 1542 with respect to your release of any unknown or unsuspected claims you might have against the Releasees.

2.      PURPOSE OF THE OFFER.

        Because we believe in the importance of equity ownership by Tality employees and service providers, and in light of the withdrawal of the registration statement for Tality Corporation's initial public offering, we decided to make available this option exchange program. This program encourages employee ownership in Cadence and allows employees greater liquidity by allowing Tality Option holders to exchange their current Tality Options for Cadence Options, subject to terms, conditions and consequences described in this Offer to Exchange.

        Although the Cadence and Tality boards of directors have approved this offer, neither we nor our board of directors makes any recommendation as to whether you should elect to exchange or refrain from electing to exchange your options. You must make your own decision whether to elect to exchange options. Our board of directors recognizes that the decision to accept is an individual one that should be based on a variety of factors and you should consult with your personal advisors if you have questions about your financial or tax situation.

3.      PROCEDURES.

        Making Your Election. To make your election to accept or reject this offer, you must make your election, sign and deliver the Election Form and any other required documents to Elizabeth Villalobos at Cadence Design Systems, Inc., Stock Administration, 2655 Seely Avenue, Building 5, San Jose, California 95134, FAX: (408) 944-7835 before the expiration date. We will only accept a paper (including fax) copy of your Election Form. Delivery by e-mail will not be accepted. If you do not deliver your Election Form in person, we recommend that you use registered mail, with return receipt requested. In all cases, you should allow sufficient time to ensure timely delivery. You do not need to return any documents relating to your Tality Options to effectively elect to accept the offer.

        Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our discretion, all questions as to the number of shares subject to Tality Options, and the validity, form, eligibility (including time of receipt) and acceptance of Election Forms and Change in Election Forms. Our determination of these matters will be final and binding on all parties. We may reject any or all Election Forms, Change in Election Forms or options elected to be exchanged to the extent that we determine they were not properly executed or delivered or to the extent that we determine it is unlawful to accept the options electing to exchange. Otherwise, we will accept proper and timely elections to exchange options that are not validly withdrawn. We may waive any of the conditions of the offer or any defect or irregularity in any Election Form or Change in Election Form with respect to any particular options or any particular option holder. No options will be properly exchanged until all defects or irregularities have been cured by the option holder electing to exchange the options or until such defects or irregularities have been waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities involved in the election to exchange any options, and no one will be liable for failing to give notice of any defects or irregularities.

        Our Acceptance Constitutes an Agreement. If you elect to exchange your options and you return the appropriate forms in accordance with the procedures described above, you will accept the terms and conditions of the offer. Our acceptance of Tality Options that are properly elected for exchange will form a binding agreement between us and you on the terms and subject to the conditions of this offer.

        Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept promptly after the expiration of the offer all options properly elected for exchange.

4.      NO REVOCATION.

        If you elect to accept the offer and exchange your options and submit such election to Cadence, you may not revoke your acceptance of the offer.

5. ACCEPTANCE OF OPTIONS FOR EXCHANGE AND CANCELLATION, AND ISSUANCE OF NEW OPTIONS.

        On the terms and subject to the conditions of this offer and as promptly as practicable following the expiration date, we will timely accept the Tality Options for exchange, and cancel all options properly elected for exchange before the expiration date. Within approximately three weeks after expiration of this offer, you will receive your Cadence Option agreement.

        We intend to continue to review the option grants of all employees and other service providers from time to time as part of our normal compensation program. We will give you oral or written notice of our acceptance for exchange or cancellation of options validly elected for exchange. After we accept options validly elected for exchange, each option holder who accepted the offer will have his or her employee option account credited with that number of Cadence Options that would be exchanged for the Tality Options and we will send each such option holder a Cadence Option agreement confirming the Cadence Options that we granted to him or her.

6.      CONDITIONS OF THE OFFER.

        We will not be required to accept for cancellation any options elected for exchange, and we may terminate or amend the offer, or postpone our acceptance and cancellation of any options elected for exchange, in each case, if at any time before the expiration date, we determine that any of the following events has occurred, and, in our reasonable judgment, the occurrence of the event makes it inadvisable for us to proceed with the offer or to accept and cancel options elected for exchange:

        - any action or proceeding by any government agency, authority or tribunal or any other person, domestic or foreign, is threatened or pending before any court, authority, agency or tribunal that directly or indirectly challenges the making of the offer, the acquisition of some or all of the options elected for exchange, the issuance of Cadence Options, or otherwise relates to the offer or that could cause a change or changes in our business, condition (financial or other), assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is or may be material to us;

        - any action is threatened, pending or taken, or any approval is withheld, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

           (a) make it illegal for us to accept some or all of the Tality Options or to issue some or all of the Cadence Options or otherwise restrict or prohibit consummation of the offer or otherwise relate to the offer;

           (b) delay or restrict our ability, or render us unable, to accept the Tality Options for exchange and cancellation or to issue Cadence Options for some or all of the exchanged Tality Options;

           (c) materially impair the benefits we believe we will receive from the offer; or

           (d) cause a change or changes in our business, condition (financial or other), assets, income, operations, prospects or stock ownership that is or may be material to us;

        -  there is:

           (a) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market; or

           (b) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory.

        - another person publicly makes or proposes a tender or exchange offer for some or all of our common stock, or an offer to merge with or acquire us, or we learn that:

           (a) any person, entity or "group," within the meaning of Section 13(d)(3) of the Securities Exchange Act, has acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or
                 Schedule 13G with the SEC on or before the expiration date;

           (b) any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before the expiration date has acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

           (c) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement that it intends to acquire us or any of our assets or securities; or

        - any change or changes occurs in our business, condition (financial or other), assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is or may be material to us.

        The conditions to the offer are for our benefit. We may assert them in our discretion before the expiration date, and we may waive them at any time and from time to time, whether or not we waive any other condition to the offer. Our failure to exercise any of these rights is not a waiver of any of these rights. The waiver of any of these rights with respect to particular facts and circumstances is not a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this section 6 will be final and binding upon everyone.

7.      PRICE RANGE OF COMMON STOCK UNDERLYING THE OPTIONS

        Please see the Cadence Annual Report on Form 10-K attached at Annex A for information regarding Cadence and the price range of its common stock. As of November 23, 2001, the last reported closing price of Cadence common stock on the NYSE, was $23.09 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your Tality Options.

8.      SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF CADENCE OPTIONS.

        Consideration. We will grant you Cadence Options to purchase that number of shares of common stock which is equal to the number of shares of common stock subject to the Tality Options you elect to exchange and that we accept multiplied by the quotient of (i) $6.10 divided by (ii) the closing price of Cadence common stock on December 21, 2001. For example, if you hold a Tality Option to purchase 1,000 shares and on December 21, 2001 the closing price of Cadence common stock is $25.00, you will receive a Cadence Option to purchase 244 shares of Cadence common stock. The exact number of shares of common stock subject to the options that you have now is set forth in the enclosed Election Form.

        If we receive and accept all outstanding elections to exchange Tality options, we will grant Cadence Options to purchase a total of approximately 1,750,000 shares of our common stock. The common stock issuable upon exercise of the Cadence Options will equal approximately 1% of the total shares of our common stock outstanding as of September 29, 2001.

        Terms of Cadence Options. The Cadence Options will be issued under the Cadence Amended and Restated 2000 Nonstatutory Equity Incentive Plan and a Cadence Option agreement will be executed between each option holder who accepts the offer and us. The Cadence Options will have the same vesting commencement and termination date as the Tality Options accepted for exchange.

        The issuance of Cadence Options under this offer will not create any contractual or other right for the recipients to receive any future grants of stock options or benefits in lieu of stock options.

        The following description of the option plan and the Cadence Option agreement are summaries, and may not be complete. The full description of the option plan and the Cadence Option agreement are attached as Annex C to this Offer to Exchange, and are hereby incorporated by reference. You may also contact us at Stock Administration, Cadence Design Systems, Inc., 2655 Seely Avenue, Building 5, San Jose, California 95134, Tel: (408) 944-7813, Fax: (408) 944-7835 or via e-mail at lizv@cadence.com to request additional copies of the option plan or the form of the Cadence Option agreement. Upon your request, copies will be provided promptly and at our expense.

        General. The option plan provides that the maximum number of shares issuable pursuant to options granted under the option plan may not exceed 30,000,000 shares. The Cadence Options will not qualify as incentive stock options.

        Administration. The option plan is administered by our Administrator. The Administrator, as set forth in our option plan, is our board of directors or any of its committees that is authorized and delegated the duty of administering the option plan. Cadence's Compensation Committee generally administers the option plan. To the extent desirable to qualify transactions, Administrator members are intended to be "non-employee directors" as defined in Rule 16b-3 under the Securities Exchange Act. Similarly, to the extent the Administrator determines it to be desirable to qualify options as "performance- based compensation," the option plan shall be administered by a committee of two or more "outside directors" for purposes of Section 162(m) of the Internal Revenue Code.

        Subject to the terms of the option plan, the Administrator has the authority, in its discretion, to: (i) determine the fair market value of common stock; (ii) select individuals to whom options and stock purchase rights may be granted; (iii) determine the number of shares of common stock to be covered by each option and stock purchase right granted pursuant to the option plan; (iv) determine the terms and conditions of any such option or stock purchase right;
(v) reduce the exercise price of any option or stock purchase right to the then current fair market value if the fair market value of the common stock covered by such option shall have declined since the date the option or stock purchase right was granted; (vi) construe and interpret the terms of the option plan;
(vii) modify or amend each option or stock purchase right, including the discretionary authority to extend the post-termination exercisability period beyond that provided for in the option plan; and (viii) to make all other determinations necessary or advisable for administering the option plan.

        Term. The term of each option granted under the plan is stated in the option agreement, typically 10 years from the date of grant. The Cadence Options to be granted under the offer will have a term that expires on the expiration date of the Tality Option exchanged.

        Termination. The Plan Administrator has the authority to determine the period of time, if any, after you retire, die, become disabled or your employment is otherwise terminated during which you may exercise such options. Except as your Cadence Option agreement or the option plan under which it is granted otherwise provides, the Cadence Options will terminate following termination of your employment. In that case, your new option will be exercisable, to the extent of the number of shares vested and exercisable at the date of such termination, (a) within three months of termination, if the termination is the result of your retirement or early retirement at our request (both as defined in the option plan), (b) within one year of termination for disability (as defined in the option plan), or (c) for the term of your option agreement (or if the option agreement is silent, within one year of your death), if the termination results from your death. Unless the Plan Administrator provides otherwise, vesting of Cadence Options granted under the option plan will be tolled during approved leaves of absence. In the event that we eliminate an option holder's position with our company during the first twelve months of such option holder's employment and his or her option begins vesting at or after the twelve-month period following his or her employment start date, his or her number of options will be accelerated and exercisable for an additional number of months equal to the number of months he or she had been employed with the company. Any Cadence Option that is exercisable at the time of your death may be exercised, to the extent of the number of shares vested and exercisable at the date of death (plus an additional 33% of the unvested shares subject to the option), by the personal representative of your estate, the person(s) to whom your rights under the option have passed by will or by applicable law or the beneficiary designated in accordance with the provisions of the option plan. In addition, your Cadence Option may terminate following the occurrence of a merger or asset sale as described in the option plan and/or your Cadence Option agreement. If your option terminates under the circumstances specified in this section, your interests in the option plan will also terminate.

        Exercise Price. Each Cadence Option issued in exchange for a Tality Option granted on or before April 15, 2001 will have an exercise price equal to the product of 1.025 multiplied by the per share closing sale prices of Cadence common stock as reported on the New York Stock Exchange on December 21, 2001, the expiration date of the Offer to Exchange, unless extended. Each Cadence Option issued in exchange for a Tality Option granted after April 15, 2001 will have an exercise price equal to the per share closing sales price of Cadence common stock as reported on the New York Stock Exchange on December 21, 2001, the expiration date of the Offer to Exchange, unless extended.

        Vesting and Exercise. The Plan Administrator has the authority to determine the time or times at which options granted under the plans may be exercised. The Plan Administrator may also accelerate the exercisability of options. Each Cadence Option will have the same vesting schedule and vesting commencement date as the option for which it was exchanged.

        Tax Consequences. You should refer to section 12 for a discussion of the material U.S. federal income tax consequences of the Cadence Options, the Tality options, as well as the consequences of accepting or rejecting the Cadence Options under this Offer to Exchange and the consequences of exercising Cadence Options. If you are an employee based outside of the United States, we recommend that you consult with your own tax advisor to determine the tax and social contribution consequences of this transaction under the laws of the country in which you live and work.

        Registration of Shares Subject to Options. All shares of common stock issuable upon exercise of options under the option plan, including the shares that will be issuable upon exercise of all Cadence Options have been registered under the Securities Act on a registration statement on Form S-8 (File No. 333-69589), filed with the SEC on November 14, 2000. Unless you are considered an "affiliate" of Cadence, you may be able to sell your shares of common stock subject to the options free of any transfer restrictions under applicable federal, state and provincial securities laws.

9.      INFORMATION CONCERNING CADENCE DESIGN SYSTEMS, INC.

        Cadence Design Systems, Inc., provides comprehensive software and other technology and offers design and methodology services for the product development requirements of the world's leading electronics companies. Cadence licenses its leading-edge electronic design automation, or EDA, software and hardware technology and provides a range of services to companies throughout the world to help optimize their product development processes. Cadence is a supplier of end-to-end products and services which are used by companies to design and develop complex chips and electronic systems, including semiconductors, computer systems and peripherals, telecommunications and networking equipment, mobile and wireless devices, automotive electronics, consumer products, and other advanced electronics.

        Please see the documents filed by Cadence with the SEC that are attached as annexes to this offer, including Cadence's 2000 Annual Report on Form 10-K ("Annual Report"), Quarterly Report on Form 10-Q for the quarter ended September 29, 2001 and 2001 Proxy Statement ("Proxy Statement") for more information regarding Cadence and Cadence common stock.

10. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS.

        A list of Cadence's directors and executive officers, and the beneficial ownership of Cadence common stock for each of these individuals can be found in our Annual Report and Proxy Statement attached to this Offer to Exchange. A list of Tality's directors and executive officers, and the beneficial ownership of Tality Class A common stock for each of these individuals can be found in Tality's Equity Holder Report dated September 28, 2001 previously delivered to you.

        As of November 23, 2001, Cadence's executive officers and non-employee directors as a group held a total of 100,000 Tality Options. Tality executive officers as a group held a total of 760,000 Tality Options. Neither we, nor to the best of our knowledge any of Cadence's or Tality's directors or executive officers, nor any affiliates of Cadence, Tality or their respective directors or executive officers, engaged in transactions involving the Tality options during the 60 days prior to this Offer to Exchange and only one Tality executive officer traded in Cadence common stock during this period. Such trade activity occurred on November 8, 2001 and involved the exercise of 9,001 Cadence options and an immediate sale of the stock acquired in the exercise. Such trades were normal exchange trades.

11.     LEGAL MATTERS; REGULATORY APPROVALS.

        We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by the offer, or of any approval or other action by any U.S. or foreign government or regulatory authority or agency that is required for the acquisition or ownership of the options as described in the offer. If any other approval or action should be required, we presently intend to seek the approval or take the action. This could require us to delay the acceptance of options elected for exchange. We cannot assure you that we would be able to obtain any required approval or take any other required action. Our failure to obtain any required approval or take any required action might result in harm to our business. Our obligation under the offer to accept exchanged Tality Options and to issue Cadence Options is subject to conditions, including the conditions described in section 6 above.

12. MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES, U.K. PAYE AND NATIONAL INSURANCE CONTRIBUTIONS AND CERTAIN CANADIAN FEDERAL INCOME TAX CONSEQUENCES.

        The following is a general summary of the material U.S. federal income tax consequences of the exchange of options pursuant to the Offer to Exchange and of the exercise of Cadence Options. This discussion is based on the Internal Revenue Code, its legislative history, Treasury Regulations and administrative and judicial interpretations as of the date of the offer, all of which may change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to apply in all respects to all categories of option holders. IN PARTICULAR, THIS DISCUSSION DOES NOT ADDRESS ANY STATE, LOCAL, OR (OTHER THAN THE BRIEF DISCUSSION OF CERTAIN U.K. AND CANADIAN TAX ISSUES FOLLOWING BELOW), NON-U.S. TAX LAWS, AND THE TAX CONSEQUENCES OF THE OFFER TO EXCHANGE OR THE EXERCISE OF OPTIONS COULD BE SIGNIFICANT UNDER THOSE LAWS.

        U.S. FEDERAL INCOME TAX CONSEQUENCES OF EXCHANGE OF OPTIONS. We believe that if you exchange outstanding Tality Options for Cadence options, you will not be required to recognize income for federal income tax purposes at the time of the exchange.

        U.S. FEDERAL INCOME TAX CONSEQUENCES OF EXERCISE OF CADENCE OPTIONS. The Cadence Options issued under this Offer to Exchange will be "nonqualified options," meaning that they will not be "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code. Under current U.S. law, you will not realize taxable income upon the exercise of a nonqualified stock option. However, when you exercise the option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be treated as taxable ordinary compensation income to you, and you will be subject to withholding of income and employment taxes at that time. The subsequent sale of the shares acquired pursuant to the exercise of the option generally will give rise to capital gain or loss equal to the difference between the sale price and the sum of the exercise price paid for the shares plus the ordinary income recognized with respect to the shares, and this capital gain or loss will be treated as long term capital gain or loss if your holding period for the shares exceeds one year at the time of the sale and alternatively, short term capital gain or loss to the extent shares are held for on year or less. If you are an officer, director or stockholder subject to Section 16 of the Securities Exchange Act of 1933 with respect to the shares acquired upon exercise of the options, you should consult with your tax advisor prior to exercising any options in order to ascertain whether any special rules apply to you.

        U.K. PAYE AND NATIONAL INSURANCE CONTRIBUTIONS. If you are within the charge to U.K. income tax in relation to your Cadence Options you should note that any income tax payable on the exercise of your Cadence Options will be collectable through the PAYE system. The terms of your Cadence option agreement will require you to fund this liability. In addition, the Cadence Option agreement will similarly require you to fund any U.K. national insurance contributions (including employer's contributions) chargeable on the exercise of your Cadence Options. You will obtain income tax relief for bearing any such employer's national insurance contributions.

        CANADIAN FEDERAL INCOME TAX CONSEQUENCES. The following discussion summarizes certain Canadian federal income tax considerations applicable to persons who are resident in Canada for purposes of the Income Tax Act (Canada) (the "Act"), and who have exchanged options pursuant to the Option to Exchange (a "Canadian Resident Optionholder"). This summary is based on the current provisions of the Act, the regulations thereunder, the current published administrative practices of the Canada Customs and Revenue Agency (the "CCRA") and all specific proposals to amend the Act and the regulations announced by the Minister of Finance prior to the date hereof. This summary does not otherwise take into account or anticipate changes in the law, whether by judicial, governmental, or legislative decisions or action, nor does it take into account tax legislation or considerations of any province or territory of Canada or any jurisdiction other than Canada. THIS SUMMARY IS OF A GENERAL NATURE ONLY AND IS NOT INTENDED TO BE, NOR SHOULD IT BE INTERPRETED AS, LEGAL OR TAX ADVICE. YOU SHOULD CONSULT YOUR OWN TAX ADVISORS WITH RESPECT TO YOUR OWN PARTICULAR CIRCUMSTANCES.

               CANADIAN FEDERAL INCOME TAX CONSEQUENCES OF EXCHANGE OF OPTIONS. If you are a Canadian Resident Optionholder as described above, you will not be required to include any amount in income for Canadian federal income tax purposes as a result of the exchange of Tality Options for Cadence Options.

               CANADIAN FEDERAL INCOME TAX CONSEQUENCES OF EXERCISE OF CADENCE OPTIONS. If you are a Canadian Resident Optionholder, as described above, and you exercise a Cadence stock option acquired under the Option to Exchange, you will include in income a taxable benefit in the taxation year in which the Cadence Option is exercised. The benefit will equal the amount by which the value of the Cadence shares at the time of acquisition of the shares exceeds the amount paid by you to acquire the Cadence shares.

        You may be entitled to deduct an amount equal to 1/2 of the taxable benefit in computing your taxable income if, among other things, the following conditions are satisfied:

        (a) the amount payable to acquire the Tality shares under the Tality Options was not less than the fair market value of the Tality shares at the time the Tality Options were granted;

        (b) the Cadence shares acquired on the exercise of the Cadence Options are "prescribed shares" for purposes of the Act at the time of issue; and

        (c) immediately after the Tality Option was granted, you dealt at arm's length (for purposes of the Act) with Tality and with your employer.

        It is a question of fact as to whether the requirements in (a) to (c) above are satisfied. WE ARE OF THE VIEW THAT EACH OF THESE REQUIREMENTS WILL BE MET IN RESPECT OF THE CADENCE SHARES ISSUED ON THE EXERCISE OF CADENCE OPTIONS ACQUIRED UNDER THE OPTION TO EXCHANGE

        YOU ARE STRONGLY ADVISED TO CONSULT YOUR TAX ADVISOR TO DETERMINE WHETHER THE ONE-HALF DEDUCTION IS AVAILABLE IN YOUR PARTICULAR CIRCUMSTANCES.

        It may be possible for you to defer recognition of all or part of the taxable benefit realized on exercise of the Cadence Options. You should consult your tax advisor to determine if the deferral is available to you.

        In addition to the taxable benefit discussed above, if you dispose of Cadence shares held as capital property (within the meaning if the Act) you will incur a capital gain (or capital loss) to the extent the proceeds of disposition exceed (or are exceeded by) your tax cost of the Cadence shares disposed of. One-half of any capital gain will constitute a taxable capital gain, will be included in your income and will be subject to tax at your marginal rate of tax. One-half of any capital loss will constitute an allowable capital loss, which may only be applied to reduce or offset taxable capital gains. Any allowable capital loss unused in any particular year can be back for three taxation years or carried forward indefinitely to be applied against taxable capital gains.

        WE STRONGLY RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER AND THE SPECIFIC TAX CONSEQUENCES TO YOU OF YOUR ACCEPTANCE OF THE OFFER TO EXCHANGE AND THE EXERCISE OF OPTIONS AND THE SALE OF SHARES.

13.     EXTENSION OF THE OFFER; TERMINATION; AMENDMENT.

        Although we do not currently intend to do so, we may, in our discretion, at any time and from time to time, extend the period of time during which the offer is open and delay accepting any options offered for exchange by publicly announcing the extension and giving oral or written notice of the extension to the option holders.

        Prior to the expiration date to terminate or amend the offer we may postpone accepting and canceling any Tality Options if any of the conditions specified in section 6 occur. In order to postpone accepting or canceling, we must publicly announce the postponement and give oral or written notice of the postponement to the option holders. In the event of a delay accepting and canceling Tality Options, we will pay the consideration offered or return the surrendered options promptly after we terminate or withdraw the offer.

        As long as we comply with any applicable laws, we may amend the offer in any way, including decreasing or increasing the consideration offered in the offer to option holders or by decreasing or increasing the number of Tality Options to be exchanged or surrendered in the offer.

        We may amend the offer at any time by publicly announcing the amendment. If we extend the length of time during which the offer is open, the amendment must be issued no later than 9:00 a.m., California USA time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement relating to the offer will be sent promptly to option holders in a manner reasonably designed to inform option holders of the change, for example, by issuing a press release. If the offer is extended, then the grant date of the Cadence Options will also be extended.

        If we materially change the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by the Securities Exchange Act. Under these rules the minimum period an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances. We will notify you if we decide to take any of the following actions:

        - increasing or decreasing what we will give you in exchange for your options; or

        -  changing the class of options eligible to be exchanged in the offer.

        If the offer is scheduled to expire within ten business days from the date we notify you of such an increase or decrease, we will also extend the offer so that the offer remains open for a period of ten business days after the date the notice is published.

14.     FEES AND EXPENSES.

        We will not pay any fees or commissions to any broker, dealer or other person for asking option holders to elect to exchange their Tality Options under this Offer to Exchange.

15.     ADDITIONAL INFORMATION.

        We recommend that you review the documents attached as Annexes to this Offer to Exchange, and the following materials that we have filed with the SEC, all of which incorporated by reference into this Offer to Exchange, before making a decision on whether to exchange your options:

           (a) our Current Report on Form 8-K, filed with the SEC on January 8, 2001;

           (b) our Current Report on Form 8-K, filed with the SEC on March 5, 2001;

           (c) our Current Report on Form 8-K, filed with the SEC on April 18, 2001;

           (d) the description of our common stock included in our Registration Statement on Form 8-A, filed on August 29, 1990; and

           (e) the description of our Preferred Share Purchase Rights set forth in Exhibit 1A, 1B and 1C to our Current Report on Form 8-K filed with the Commission on February 16, 1996.

        These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference rooms:

                                      450 Fifth Street, N.W.
                                            Room 1024
                                      Washington, D.C. 20549

        You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330.

        Our SEC filings are also available to the public on the SEC's web site at http://www.sec.gov.

        As you read the documents listed in this Section 15, you may find some inconsistencies in information from one document to another. Should you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

        The information contained in this Offer to Exchange about us should be read together with the information contained in the documents to which we have referred you.

16.     FORWARD LOOKING STATEMENTS; MISCELLANEOUS.

        Certain statements contained in this Offer to Exchange, including, without limitation, statements containing the words "believes," "anticipate," "estimates," "expects," "intends," and words of similar import, constitute forward-looking statements. Actual results could vary materially from those expressed in these statements. Readers are referred to the sections entitled "Marketing and Sales," "Research and Development," "Competition," "Proprietary Technology," "Manufacturing," and "Factors That May Affect Future Results" sections contained in Cadence's 2000 Annual Report on Form 10-K, which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements.

        We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If at any time, we become aware of any jurisdiction where the making of this offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with the law, the offer will not be made to, nor will exchanges be accepted from or on behalf of, the option holders residing in that jurisdiction

        We have not authorized any person to make any recommendation on our behalf as to whether you should elect to exchange or refrain from electing to exchange your options pursuant to the offer. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the offer other than the information and representations contained in this document or in the related Election Form. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us. Our board of directors recognizes that the decision to accept the offer is an individual one that should be based on a variety of factors and you should consult your personal financial and tax advisors if you have questions about your financial or tax situation.

Cadence Design Systems, Inc.                                   November 26, 2001

                                 [CADENCE LOGO]
                              [CADENCE LETTERHEAD]
                               [TALITY LETTERHEAD]
                                ----------------


                                NOVEMBER 26, 2001

Dear Tality Option Holder:

        Enclosed are documents explaining our stock option exchange program for Tality option holders. Because we believe in the importance of equity ownership by employees and other service providers, and in light of the withdrawal of the registration statement for Tality Corporation's initial public offering, we decided to make available this option exchange program. This program encourages employee ownership in Cadence and allows option holders greater liquidity by allowing Tality option holders to exchange their current Tality stock options for Cadence stock options, subject to the terms, conditions and consequences described in the documents accompanying this letter.

        Please carefully read all the documents and instructions enclosed with this letter. You must return the Election Form to Stock Administration, Cadence Design Systems, Inc., 2655 Seely Avenue, Building 5, San Jose, California 95134,
Fax: (408) 944-7835, no later than 12:00 midnight, California USA Time, December 21, 2001, unless the offer is extended.

        If you have any questions about the program, please contact Elizabeth Villalobos by phone (408- 944-7813) or by e-mail (lizv@cadence.com) or your group Human Resources representative.

                                            Sincerely,


                                            H. Raymond Bingham
                                            President and Chief Executive
                                            Officer
                                            Cadence Design Systems, Inc.



                                            Brent C. Hudson
                                            President
                                            Tality Holdings, Inc.

Enclosures

                       SUMMARY OF TERMS OF OPTION EXCHANGE

      --------------------------------------------------------------------

             RESPONSE NEEDED BY 12:00 MIDNIGHT, CALIFORNIA USA TIME,

               ON DECEMBER 21, 2001, UNLESS THE OFFER IS EXTENDED

      --------------------------------------------------------------------

        You must check your election and sign and date the Election Form and return it to Stock Administration, Cadence Design Systems, Inc., 2655 Seely Avenue, Building 5, San Jose, California 95134, Fax: (408) 944-7835, before 12:00 midnight, California USA Time, on December 21, 2001, unless the offer is extended. If you have any questions, please contact Elizabeth Villalobos, whose contact information is set forth below, or your group Human Resources representative.

      --------------------------------------------------------------------

        The following description summarizes some of the terms and conditions of the offer to exchange Tality Holdings, Inc. options ("Tality options"). Please read the Offer to Exchange as well because the information in this summary is not complete.

        Who Can Participate in the Exchange? Any holder of Tality options who has received this offer package, provided such holder remains employed by Tality Holdings, Inc. or its affiliates through the expiration of this Offer to Exchange, may exchange all of his or her Tality option grants.

        Are There any Conditions of the Exchange? Any holder of a Tality option must exchange his or her Tality options, on an all-or-nothing basis, for a new Cadence grant of options. Any such holder must also agree to waive any claims against Cadence, Tality Holdings, Inc., Tality Corporation, Tality, LP and their affiliates relating to the offer and his or her ownership of Tality equity. In addition, once a holder of Tality options accepts the offer, this acceptance cannot be revoked.

        How Many Cadence Options Will I Receive? If you accept our offer, we will grant you Cadence options to purchase that number of shares of common stock which is EQUAL TO the number of shares of Class A common stock subject to the Tality options multiplied by the ratio of $6.10 divided by the closing price of Cadence common stock on December 21, 2001 multiplied by a factor. If you had unvested Cadence options at the time your Tality options were granted or have been granted Cadence options since receiving your Tality option grant, your factor is 1.0. If you did not have unvested Cadence options at the time your Tality options were granted or have not been granted Cadence options since receiving your Tality option grant, your factor is 1.5. For example, if you hold a Tality Option to purchase 1,000 shares and on December 21, 2001 the closing price of Cadence common stock is $25.00, and you hold unvested Cadence options (or have held unvested Cadence options on or since July 13, 2000), you will receive a Cadence Option to purchase 244 shares of Cadence common stock. If you do not hold unvested Cadence options (and have not held unvested Cadence options since July 13, 2000), you will receive a Cadence Option to purchase 366 (244 x 1.5) shares of Cadence common stock. The first part of the formula ensures that former Tality option holders hold equity with equivalent value before and after the exchange.

        The exact number of shares subject to the Tality options that you have now is set forth in the Election Form. Please look at the Election Form now and contact Elizabeth Villalobos or your group Human Resources representative if you have any questions.

        What is the Exercise Price Per Share of the Cadence Options? If you exchange Tality options that were granted on or before April 15, 2001, each Cadence option will have an exercise price equal to the product of 1.025 multiplied by the closing sale price of one share of Cadence common stock as reported by the New York Stock Exchange on December 21, 2001, the expiration of the offer, unless the offer is extended. If you exchange Tality options that were granted after April 15, 2001, each Cadence option will have an exercise price equal to the closing sale price of one share of Cadence common stock as reported by the New York Stock Exchange on December 21, 2001, the expiration of the offer, unless the offer is extended.

        What is the Vesting Period of the Cadence Options? Each new Cadence option granted in exchange for Tality options will vest as to 25% after one year from the date of grant of the original Tality option, then ratably over the following thirty-six (36) months. Note that your vesting commencement date will also remain the same for each of your new Cadence options.

        What is the Termination Date of the Cadence Options? Each Cadence option will have a term that expires on the same ten year anniversary date as the Tality option for which it was exchanged.

        What does the Company Recommend that I Do? Although the Tality board of directors has approved Cadence making this offer, neither Tality nor its board of directors makes any recommendation as to whether you should elect to exchange or refrain from electing to exchange your options. You must make your own decision whether to elect to exchange Tality options. Our board of directors recognizes that the decision to accept the offer is an individual one that should be based on a variety of factors and you should consult with your personal financial and tax advisors if you have questions about your financial or tax situation.

        What Happens to My Tality Options if I Accept the Offer? If you accept the offer, all of your Tality options will be cancelled and you will have no further right or interest in those options, whether vested or unvested.

        What is the U.S. Tax Treatment of the New Cadence Options? If you accept the offer, you will not recognize income for U.S. federal income tax purposes at the time of the exchange or at the time we grant Cadence options to you. Also note that no Cadence option will qualify as an incentive stock option under the Internal Revenue Code of 1986, as amended, and, therefore, Cadence options will not be eligible for the special tax treatment that applies to incentive stock options. We recommend that you consult with your own tax advisor to determine the specific tax consequences to you of accepting the offer.

        What is the Foreign Tax Treatment of the New Cadence Options? The treatment of the exchange and the new Cadence options in Canada and the United Kingdom are discussed in paragraph 12 of the Offer to Exchange. Information regarding the tax treatment of the exchange and the new Cadence options in India will be distributed separately. We recommend that you consult with your own tax advisor to determine the specific tax consequences to you of accepting the offer.

        What Happens if I Don't Accept the Offer? If you do not accept the offer to exchange Tality options, you will keep all of your current Tality options and will not receive any Cadence options. All of your Tality options will retain their current exercise price and current vesting schedule. As you are aware and as described in the Tality Equity Holder Report dated September 28, 2001, the Tality entities have recently been reorganized, including the repurchase of all outstanding shares of Class A common stock of Tality, but such reorganization has not, and is not expected to, change the terms of the Tality options. Tality options that are not exchanged will not be registered under the Securities Act of 1933, and therefore will not constitute liquid securities before any initial public offering of Tality Holdings, Inc., the timing of which is uncertain and will depend upon, among other things, existing market conditions.

                                  ELECTION FORM

                TO EXCHANGE OPTIONS TO PURCHASE SHARES OF TALITY
               CLASS A COMMON STOCK FOR OPTIONS TO PURCHASE SHARES
                 OF COMMON STOCK OF CADENCE DESIGN SYSTEMS, INC.

        PURSUANT TO THE OFFER TO EXCHANGE DATED NOVEMBER 26, 2001, THE OFFER TO EXCHANGE EXPIRES AT 12:00 MIDNIGHT, CALIFORNIA USA TIME, ON FRIDAY, DECEMBER 21, 2001, UNLESS THE OFFER IS EXTENDED.

        If you accept the offer to exchange options ("offer"), the options to purchase Class A common stock of Tality Holdings, Inc. (the "Tality Options") described below will be exchanged for options to purchase Cadence Design Systems, Inc. ("Cadence") common stock ("Cadence Options"). If you accept the offer, the total number of options to purchase Cadence Options will be as described in the Offer to Exchange Outstanding Tality Options for Cadence Options included in this packet. Once you accept the offer, your acceptance may not be revoked. If you reject the offer, you may change your election to accept the offer before expiration of the offer but not after such expiration.

        If you do not accept the offer, there will be no change to your existing Tality Option grants and you will not receive the Cadence Options set forth below. All of your Tality options will retain their current exercise price and current vesting schedule. As you are aware and as described in the Tality Equity Holder Report for the year ended December 30, 2000 and the quarter ended June 30, 2001, dated September 28, 2001, the Tality entities have recently been reorganized, including the repurchase of all outstanding shares of Class A common stock of Tality, but such reorganization has not, and is not expect to, change the terms of the Tality options. Tality options that are not exchanged will not be registered under the Securities Act of 1933, and therefore will not constitute liquid securities before any initial public offering of Tality Holdings, Inc., the timing of which is uncertain and will depend upon, among other things, existing market conditions.

        Questions should be directed to your group Human Resource representative or Elizabeth Villalobos by phone (408-944-7813) or by e-mail (lizv@cadence.com).

        Please check one box below, sign and date where indicated, provide your home telephone number, and return this form to Stock Administration, Attn:
Elizabeth Villalobos, 2655 Seely Avenue, Building 5, San Jose, California 95134,
Fax: (408) 944-7835. Also, please note that you do not need to include any documents relating to the options that you are electing to exchange, if any. Cadence will exchange and cancel such options electronically and update your option records accordingly.

        In addition, if you agree to accept the offer to exchange options, you are also agreeing to the following waiver:

        In consideration of the offer, you hereby release, acquit and forever discharge Cadence, Tality Holdings, Inc., Tality Corporation, Tality Transition Corporation, Tality, LP, Tality Canada Corporation, Tality UK, Ltd., Tality India Services Private Limited and their respective officers, directors, agents, servants, employees, attorneys, stockholders, successors, assigns and other affiliates (the "Releasees") from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys' fees, damages, indemnities and obligations of every kind and nature, in law, equity or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, directly or indirectly arising out of or in any way connected with the grant to you of Tality Options or the offer, the transactions contemplated by the offer, grant or issuance of stock, stock options, or any other ownership interests in Tality Corporation or Tality Holdings, Inc., including but not limited to, all such claims and demands pursuant to any federal, state or local law, statute, or causes of action under securities law, contract law or tort law; or any related events, acts or conduct at any time prior to and including the date of execution of your acceptance of the offer.

        In addition, by accepting the offer, you understand and agree that the release of claims described above includes claims which may be unknown to you at present, and that you have read and understand Section 1542 of the California Civil Code, which reads as follows: "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM, MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR." You hereby waive and relinquish any and all rights under Section 1542 with respect to your release of any unknown or unsuspected claims you might have against the Releasees.

                               SIGNATURE OF OWNER

[ ] I ACCEPT the offer to exchange options and related waiver

[ ] I DO NOT accept the offer to exchange options

X___________________________________    Date:__________________, 2001
Signature

Print Name:_________________________

Home Telephone Number (with area code):________________________________

                                 TALITY OPTIONS
          (TO BE EXCHANGED FOR CADENCE OPTIONS IF YOU ACCEPT THE OFFER)


         Grant Date                 Shares                  Exercise Price

      ________________________________________________________$6.25___________

      ________________________________________________________________________

Total
      ===========